UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 8, 2007
STEWART ENTERPRISES, INC.
( Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	1-15449 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)
1333 South Clearview Parkway
Jefferson, Louisiana 70121
(Address of principal executive offices) (Zip Code)
(504) 729-1400
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers
SIGNATURE
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers
     (e) On January 8, 2007, the Compensation Committee of the Board of Directors (the “Committee”) of Stewart Enterprises, Inc. (the “Company”) approved bonus criteria for the annual bonuses that the Company’s executive officers will be eligible to earn for the fiscal year ending October 31, 2007 (“Fiscal 2007”).
     The Fiscal 2007 bonus to be paid to Thomas M. Kitchen, Acting Chief Executive Officer, Executive Vice President and Chief Financial Officer will be based 50% on earnings per share targets, 35% on free cash flow targets and 15% on discretionary qualitative factors. The bonuses to be paid to G. Kenneth Stephens, Jr., Executive Vice President and President — Western Division and Brent F. Heffron, Executive Vice President and President — Eastern Division will be based 30% on the Company’s earnings per share, 60% on divisional objectives and 10% on qualitative factors. The annual bonus for Lawrence B. Hawkins, Executive Vice President and President of Investors Trust, Inc., will be based 30% on the Company’s earnings per share, 60% on the investment performance of Investors Trust, Inc. compared to market indices and 10% on qualitative factors.
     Mr. Kitchen’s maximum bonus opportunity will be 160% of his base salary for the period of the fiscal year that he continues to serve as Chief Executive Officer. His current salary level is $550,000. The maximum bonus opportunity for a Chief Financial Officer who does not also serve as Chief Executive Officer, and for Messrs. Stephens, Heffron and Hawkins is 130% of base salary. Messrs. Stephens’, Heffron’s and Hawkins’ base salary level is $325,000.
     A portion of the bonus may be paid in Company stock at the discretion of the Committee.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEWART ENTERPRISES, INC.
January 12, 2007	/s/ Angela M. Lacour
Angela M. Lacour
Vice President Corporate Controller Chief Accounting Officer